Contact:

Suzanne Barton

Director, Investor Relations

(801) 584-1138

Email: sbarton@myriad.com

www.myriad.com

FOR IMMEDIATE RELEASE 2/24/09, 4:00 PM EST

Myriad Genetics Announces 2-for-1 Stock Split

Salt Lake City, February 24, 2009 -- Myriad Genetics, Inc. (NASDAQ: MYGN) announced today that its Board of Directors has approved a two-for-one split of the Company's common stock, effected in the form of a stock dividend.

The stock dividend is payable on March 25, 2009 to shareholders of record at the close of business on March 9, 2009. Shareholders will receive one additional share for every outstanding share held. As a result of the stock split, the total number of outstanding shares will increase to approximately 95,000,000.

"We are encouraged with the growing number of healthcare professionals that are recognizing the value of our personalized medical information - both before and after a patient is diagnosed with cancer," said Peter D. Meldrum, President and Chief Executive Officer of Myriad Genetics, Inc. "This action also underscores our commitment to provide additional marketability and liquidity for the company's shares, which may serve to broaden the Company's shareholder base."

Effect of Stock Split on the Proposed Spin-Off of Myriad Pharmaceuticals

As previously announced, Myriad Genetics intends to spin off its research and drug development businesses during the second calendar quarter of 2009. As initially proposed, for each share of Myriad Genetics' stock, shareholders will receive an additional one half share in Myriad Pharmaceuticals in the form of a dividend. Giving effect to the two-for-one stock split, it is anticipated that Myriad Genetics shareholders will now receive one quarter share of Myriad Pharmaceuticals for each share of Myriad Genetics owned. It is still anticipated that the stock distribution will be tax free to shareholders.

About Myriad Genetics

Myriad Genetics, Inc. is a leading healthcare company focused on the development and marketing of novel molecular diagnostic and therapeutic products. Myriad's news and other information are available on the Company's Web site at www.myriad.com.

Myriad, the Myriad logo, BRACAnalysis, Colaris, Colaris AP, Melaris, TheraGuide, Prezeon, Azixa and Vivecon are trademarks or registered trademarks of Myriad Genetics, Inc. in the United States and foreign countries. MYGN-G

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the two-for-one stock split in the form of a stock dividend payable on March 25, 2009 to shareholders of record at the close of business on March 9, 2009; the receipt by the Company's shareholders of one additional share for every outstanding share; the number of outstanding shares increasing to 95,000,000 as a result of the stock split; the effect of the stock split to provide additional marketability and liquidity for the Company's shares and to broaden the Company's shareholder base; the Company's intent to spin off its research and drug development businesses during the second calendar quarter of 2009; the receipt of the Company's shareholders of one quarter share of Myriad Pharmaceuticals for each owned share of Myriad Genetics; and the anticipation that the stock distribution will be tax free to the shareholders. These forward looking statements are based on management's current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by forward-looking statements. These risks and uncertainties include, but are not limited to: the risk that we may be unable to further identify, develop and achieve commercial success for new products and technologies; the risk that we may be unable to discover drugs that are safer and more efficacious than our competitors; the risk that we may be unable to develop manufacturing capability for approved products; the risk that sales of our existing molecular diagnostic products may decline or not continue to increase at historical rates; the risk that we may be unable to develop additional molecular diagnostic products that help assess which patients are subject to greater risk of developing diseases and who would therefore benefit from new preventive therapies; the possibility of delays in the research and development necessary to select drug development candidates and delays in clinical trials; the risk that clinical trials may not result in marketable products; the risk that we may be unable to successfully finance and secure regulatory approval of and market our drug candidates, or that clinical trials will not be completed on the timelines we have estimated; uncertainties about our ability to obtain new corporate collaborations and acquire new technologies on satisfactory terms, if at all; the development of competing products and services; the risk that we may be unable to protect our proprietary technologies; the risk of patent-infringement claims; risks of new, changing and competitive technologies and regulations in the United States and internationally; and other factors discussed under the heading "Risk Factors" contained in Item 1A in our Annual Report on Form 10-K for the year ended June 30, 2008, which has been filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. All information in this press release is as of the date of the release, and Myriad undertakes no duty to update this information unless required by law.